Exhibit 10.22

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

COINBASE PRIME BROKER AGREEMENT

General Terms and Conditions

1.
Introduction

This agreement (including, the Coinbase Custody Custodial Services Agreement attached hereto as Exhibit A (the “Custody Agreement”), the Coinbase Settlement and Transfer Agreement attached hereto as Exhibit B (the “STA”), and all other exhibits, addenda and supplements attached hereto or referenced herein, collectively, the “Coinbase Prime Broker Agreement”), is entered into by and between Grayscale Ethereum Trust (ETH) (“Client”), Grayscale Investments LLC (“Sponsor”), and Coinbase, Inc. (“Coinbase”), on behalf of itself and as agent for Coinbase Custody Trust Company, LLC (“Coinbase Custody” or “Trust Company”), and, as applicable, Coinbase Credit, Inc. (“Coinbase Credit,” and collectively with Coinbase and Coinbase Custody, the “Coinbase Entities”). This Coinbase Prime Broker Agreement sets forth the terms and conditions pursuant to which the Coinbase Entities will open and maintain the prime broker account (the “Prime Broker Account”) for Client and provide services relating to custody and other services (collectively, the “Prime Broker Services”) for certain digital assets (“Digital Assets”) as set forth herein. Client and the Coinbase Entities (individually or collectively, as the context requires) may also be referred to as a “Party”. Capitalized terms not defined in these General Terms and Conditions (the “General Terms”) shall have the meanings assigned to them in the respective exhibit, addendum, or supplement. In the event of a conflict between these General Terms and any exhibit, addendum, or supplement hereto, then the document governing the specific relevant Prime Broker Service shall control in respect of such Prime Broker Service.

Although executed as of the date hereof, this Coinbase Prime Broker Agreement shall not become effective until the date on which shares of Grayscale Ethereum Trust (ETH)begin trading on NYSE Arca as shares of an exchange-traded product.

2.
Conflicts of Interest Acknowledgement

Client acknowledges that the Coinbase Entities may have actual or potential conflicts of interest in connection with providing the Prime Broker Services including that Coinbase does not engage in front-running, but is, or may be, aware of pending movements of Digital Assets, and may execute a trade for its own inventory (or the account of an affiliate) while in possession of that knowledge. As a result of these and other conflicts, the Coinbase Entities may have an incentive to favor their own interests and the interests of their affiliates over a particular Client’s interests and have in place certain policies and procedures in place that are designed to mitigate such conflicts. Coinbase will maintain appropriate and effective arrangements to eliminate or manage conflicts of interest, including segregation of duties, information barriers and training. Coinbase will notify Client in accordance with the notice provisions hereof of changes to its business that have a material adverse effect on Coinbase's ability to manage its conflicts of interest.

3.
Account Statements

Client authorizes Coinbase to combine information regarding all Prime Broker Services activities into a single statement. Coinbase will provide Client with an electronic account statement every month, at a minimum. Each account statement will identify the amount of cash and each Digital Asset in Client’s Prime Broker Account at the end of the period and set forth all Prime Broker Account activity during that period. Client shall have on demand access to its account information on the Coinbase Prime Broker site subject to section 8.1 and availability of the Prime Broker site.

4.
Client Instructions

4.1.
In a written notice to Coinbase, Client may designate persons and/or entities (including auditors or service providers) authorized to act on behalf of Client with respect to the Prime Broker Account (the “Authorized Representative”). Upon such designation, Coinbase may rely on the validity of such appointment until such time as Coinbase receives Instructions (as defined below) from Client revoking such appointment or designating a new Authorized Representative. Coinbase will disable the access of an Authorized Representative as soon as reasonably practicable upon request from Client and in no event greater than one day following the receipt of such request and the execution of any documents reasonably required by Client. Any removal of an Authorized Representative shall occur automatically, without any request for documentation, upon Client removing such person via the portal.

4.2.
The Coinbase Entities may act upon instructions received from Client or Client’s Authorized Representative (“Instructions”). When taking action upon Instructions, the applicable Coinbase Entity shall act in a reasonable manner, and in conformance with the following: (a) Instructions shall continue in full force and effect until executed, canceled or superseded; (b) if any Coinbase Entity becomes aware of any Instructions that are illegible, unclear or ambiguous, the applicable Coinbase Entity shall promptly notify Client and may refuse to execute such Instructions until any ambiguity or conflict has been resolved to the Coinbase Entity’s satisfaction; (c) the Coinbase Entities may refuse to execute Instructions if in the applicable Coinbase Entity’s reasonable opinion such Instructions are outside the scope of its obligations under this Coinbase Prime Broker Agreement or are contrary to any applicable laws, rules, or regulations, and the applicable Coinbase Entity shall promptly notify Client of such refusal; and (d) the Coinbase Entities may rely on any Instructions, notice or other communication believed by it in good faith and in a commercially reasonable manner to be genuine and to be signed or furnished by the proper party or parties thereto, to be given by Client or Client’s Authorized Representative. Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability with respect to, any and all Claims and Losses arising out of or relating to inaccurate or ambiguous Instructions except for errors as a result of Coinbase’s negligence, fraud or willful misconduct. Subject to the foregoing and except as otherwise provided for hereunder, Coinbase may not transfer Client Assets absent: (i) Instructions; (ii) a default or an event of default under an agreement with a Coinbase Entity; (iii) a Data Security Event (as defined below); or (iv) in accordance with any applicable laws, rules, regulations, court order or binding order of a government authority. The applicable Coinbase Entity is responsible for losses resulting from its errors in executing a transaction (e.g., if Client provides the correct destination address for executing a withdrawal transaction, but Coinbase Entity erroneously sends Client's Digital Assets to another destination address) subject to the standard of care agreed in Section 20.

4.3.
Coinbase shall comply with the Client’s Instructions to stake, stack or vote the Client’s Digital Assets to the extent the applicable Coinbase Entity supports proof of stake validation, proof of transfer validation, or voting for such Digital Assets. The Coinbase Entities may, in their sole discretion, decide whether or not to support (or cease supporting) staking services or stacking or voting for a Digital Asset.

5.
Representations, Warranties, and Additional Covenants

Client represents, warrants, and covenants that:

5.1.
Client has the full power, authority, and capacity to enter into this Coinbase Prime Broker Agreement and to engage in transactions with respect to all Digital Assets relating to the Prime Broker Services;
5.2.
Neither the Client, nor the Sponsor nor to the Client’s knowledge, any of the Client’s beneficial owners are the target of applicable economic, trade and financial sanctions laws, resolutions, executive orders, and regulations enabled by the United States (including those administered by the U.S. Office of Foreign Assets Controls), the United Kingdom, the European Union, the United Nations and other applicable jurisdictions (collectively, “Sanctions Laws”). Client has implemented policies, procedures and controls designed to comply with said Sanctions Laws.

5.3.
To the best of Client’s knowledge, Client is and shall remain in full compliance with all applicable laws, rules, and regulations in each jurisdiction in which Client operates or otherwise uses the Prime Broker Services, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including AML Laws, USA PATRIOT Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdictions to the extent relevant and material to its performance hereunder;
5.4.
To the best of Client’s knowledge, Client is and shall remain in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which Client does business, and Client will promptly notify Coinbase if Client ceases to be in good standing with any regulatory authority;
5.5.
Client shall promptly provide information as the Coinbase Entities may reasonably request from time to time regarding: (a) Client’s policies, procedures, and activities which relate to the Prime Broker Services; and (b) Client’s use of the Prime Broker Services, in each case to the extent reasonably necessary for the Coinbase Entities to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution, in each case related to its performance hereunder, provided that such information may be redacted to remove Confidential Information not relevant to the requirements of this Prime Broker Agreement;
5.6.
Client’s use of the Prime Broker Services shall be for commercial, business purposes only, limited to activities disclosed in the due diligence information submitted to Coinbase, and shall not include any personal, family or household purposes. Client shall promptly notify Coinbase in writing in the event it intends to use the Prime Broker Services in connection with any business activities not previously disclosed to Coinbase. Coinbase may, in its sole discretion acting in good faith, prohibit Client from using the Prime Broker Services in connection with any business activities not previously disclosed;
5.7.
Client’s Authorized Representatives have the: (a) full power, authority and capacity to access and use the Prime Broker Services; and (b) appropriate sophistication, expertise, and knowledge necessary to understand the nature and risks, and make informed decisions, in respect of Digital Assets and the Prime Broker Services;
5.8.
This Coinbase Prime Broker Agreement is Client’s legal, valid, and binding obligation, enforceable against it in accordance with its terms and the person executing or otherwise accepting this Coinbase Prime Broker Agreement; and Client has full legal capacity and authorization to do so;
5.9.
In connection with this Coinbase Prime Brokerage Agreement, Client will not use, access or attempt to access or use any trading services provided by the Coinbase Entities including accessing or using any Market Data (as defined below);
5.10.
Client will not deposit to a Prime Broker Account any Digital Asset that is not supported by the Prime Broker Services;
5.11.
Subject to Section 8.3 and Section 11, Client will not make any public statement, including any press release, media release, or blog post which mentions or refers to a Coinbase Entity or a partnership between Client and a Coinbase Entity, without the prior written consent of the Coinbase Entity;
5.12.
All information provided by Client to Coinbase in the course of negotiating this Coinbase Prime Broker Agreement, and the onboarding of Client as Coinbase customer and user of the Prime Broker Services is complete, true, and accurate in all material respects, and no material information has been excluded;
5.13.
Client is not a resident in nor organized under the laws of any country with which transactions or dealings are prohibited by governmental sanctions imposed by the U.S., the United Nations, the European Union, the United Kingdom, or any other applicable jurisdiction (collectively, “Sanctions Regimes”), nor is it owned or controlled by a person, entity or government prohibited under an applicable Sanctions Regime;
5.14.
Sponsor has implemented an AML and sanctions program that is reasonably designed to comply with applicable AML, anti-terrorist, anti-bribery/corruption, and Sanctions Regime laws and regulations, including, but not limited to, the Bank Secrecy Act, as amended by the USA PATRIOT Act (collectively,

“AML and Sanctions Laws and Regulations”). Said program includes: (a) a customer due diligence program designed to identify and verify the identities of Client’s customers; (b) enhanced due diligence on high-risk customers, including but not limited to customers designated as politically exposed persons or residing in high-risk jurisdictions; (c) processes to conduct ongoing monitoring of customer transactional activity and report any activity deemed to be suspicious; (d) ongoing customer sanctions screening against applicable Sanctions Regimes lists; and (e) processes to maintain records related to the above controls as required by law;
5.15.
To its knowledge, Client does not maintain any asset in an Account which is derived from any unlawful activity and it will not knowingly instruct or otherwise cause Coinbase to hold any assets or engage in any transaction that would cause Coinbase to violate applicable laws and regulations, including applicable AML and Sanctions Laws and Regulations; and
5.16.
Although investors in Client may include plans subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a federal, state, local or non-U.S. law that is similar to such laws (“Similar Law”), unless Client advises Coinbase to the contrary in writing, at all times, none of Client’s assets constitute, directly or indirectly, as determined under Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA, “plan assets” subject to the fiduciary responsibility and prohibited transaction sections of ERISA or the prohibited transaction provisions of the Code, and no Similar Law applies to the operations of Client as a result of the investment in Client by plans subject to Similar Law and Client shall immediately provide Coinbase with a written notice in the event that Client becomes aware that Client is in breach of the foregoing. Moreover, securities issued by Client are registered under section 12(g) of the Securities Exchange Act of 1934 and such securities otherwise meet the definition of “publicly offered securities” under Department of Labor Regulation Section 2510.3-101(b)(2) and therefore, de facto, the assets of Client do not constitute “plan assets” as defined in such regulation.

Coinbase, on behalf of itself and each other Coinbase Entity, represents, warrants, and covenants that:

5.17.
It has the full power, authority, and capacity to enter into and be bound by this Coinbase Prime Broker Agreement;
5.18.
It possesses and will maintain, all licenses, registrations, authorizations and approvals required by any applicable government agency, regulatory authority, or self-regulatory authority for it to operate its business and provide the Prime Broker Services;
5.19.
Coinbase is and shall operate in compliance in all material respects with all applicable laws, rules, and regulations in each jurisdiction in which Coinbase operates, including U.S. securities laws and regulations, as well as any applicable state and federal laws, including AML Laws, USA Patriot Act and Bank Secrecy Act requirements, and other anti-terrorism statutes, regulations, and conventions of the United States or other international jurisdiction;
5.20.
To the best of Coinbase’s knowledge, it is currently in good standing with all relevant government agencies, departments, regulatory, and supervisory bodies in all relevant jurisdictions in which it does business, including, as applicable, the Financial Industry Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investor Protection Corporation, the National Futures Association, the Commodity Futures Trading Commission, the Securities and Exchange Commission, Federal Deposit Insurance Corporation, and the New York State Department of Financial Services to the extent relevant and material to its performance hereunder, and it will, to the extent permitted under applicable law and by such relevant government agency, department, regulatory and supervisory body, and in compliance with its policies and procedures addressing material non-public information, promptly notify Client if it ceases to be in good standing with any regulatory authority to the extent such cessation would materially impact either party's performance hereunder;
5.21.
Coinbase possess, and will maintain, all consents, permits, licenses, registrations, authorizations, approvals and exemptions required by any governmental agency, regulatory authority or other party necessary for it to operate its business and engage in the business relating to its provision of the Prime Broker Services;

5.22.
Coinbase shall promptly provide information as the Client may reasonably request in writing from time to time in connection with its provision of the Prime Broker Services, to the extent reasonably necessary for the Client to comply with any applicable laws, rules, and regulations (including money laundering statutes, regulations and conventions of the United States or other jurisdictions), or the guidance or direction of, or request from, any regulatory authority or financial institution, in each case related to its performance hereunder and to the extent that providing such information is not prohibited by applicable law or any internal policies and procedures in furtherance of applicable law or addressing material non-public information, and does not constitute material nonpublic information;
5.23.
It has all rights necessary to provide Client with access to the Coinbase Prime Broker Site and Content, Coinbase Prime, Coinbase Prime API, Market Data and any other tech/data provided by Coinbase (the "Coinbase Tech") as contemplated herein; (b) the intended use by Client of the Coinbase Tech as described in and in accordance with this Coinbase Prime Broker Agreement shall not infringe, violate or misappropriate the intellectual property rights of any third party;
5.24.
This Coinbase Prime Broker Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms and the person executing or otherwise accepting this Coinbase Prime Broker Agreement has full legal capacity and authorization to do so;
5.25.
Each Coinbase Entity has adopted, implemented, and shall maintain and follow a reasonable risk- based program (“Sanctions Program”) that is designed to comply with all applicable Sanctions Laws. That Sanctions Program includes reasonable steps designed to prevent Digital Assets, Orders or transactions from being directly derived from or knowingly associated with persons, entities or countries that are the target or subject of sanctions or any country embargoes, in violation of any Sanctions Laws;
5.26.
Each Coinbase Entity has also adopted, implemented, and shall maintain and follow an anti-money laundering program (“AML Program”) that is designed to comply with all applicable AML Laws. As part of its AML Program, each Coinbase entity performs both initial and ongoing due diligence on each of its customers, as well as ongoing transaction monitoring that is designed to identify and report suspicious activity conducted through customer accounts, as required by law. The above AML controls are applied to all customer accounts, including those opened by: (a) authorized participants of the Client; or (b) agents/partners of such authorized participants (collectively as “Authorized Participant Accounts”) for the purpose of facilitating ethereum deposits to, and withdrawals from, the Client's Custody or Settlement Account;
5.27.
Any external fund movement into an Authorized Participants Account(s) at Coinbase will be subject to a sanctions screening check performed by Coinbase, prior to any transfer to the Client’s Settlement Account(s), to ensure that any Ethereum in-kind transactions did not, directly originate from persons, entities or countries that are the target or subject of sanctions or any country embargoes, or knowingly associated with such persons, entities or countries, or otherwise in violation of any Sanctions Laws, in violation of any Sanctions Laws. Similarly, external transaction flows into and out of the Client’s Custody Account(s) will be subject to periodic sanctions screening for the same purposes;
5.28.
In the event sanctions screening results, described above are determined to be in violation of any Sanctions Laws, each Coinbase Entity will: (a) block or reject such Ethereum, where required by applicable Sanctions Laws; and (b) agree to promptly inform the Client, so long as permitted by law;
5.29.
Each Coinbase Entity also agrees to provide Client with: (i) a quarterly report on the sanctions screening results outlined in section 5.24 after the end of the calendar quarter; and (ii) to the extent permitted by law, such information as it may reasonably request, to enable Client to fulfill its obligations under Sanctions Laws and AML Laws, including an annual attestation regarding Coinbase's AML and Sanctions Law controls. Client is permitted to share this report with service providers of the Client and authorized participants;
5.30.
Coinbase Entities will maintain control of the Client’s Ethereum in a manner consistent with industry leading standards; and
5.31.
Subject to Section 8.3, Coinbase Entities will not make any public statement, including any press release, media release, or blog post which mentions or refers to the Client or a partnership between Coinbase

Entities and the Client, without the prior written consent of the Client. Notwithstanding anything herein to the contrary, Coinbase Entities may disclose the existence of this Prime Broker Agreement to its investors and prospective investors. Additionally, notwithstanding anything herein to the contrary, the Client permits the Coinbase Entities to reference the Client (including a description of the Client and/or business, as obtained from publicly available information on Client's website or filings with the Securities and Exchange Commission) as a Client hereunder along with the existence and terms of this Coinbase Prime Broker Agreement, in its public disclosures contained in public filings, each as may be required under applicable law. In addition, Coinbase Entities may file the Coinbase Prime Broker Agreement as an exhibit in public filings with the Securities and Exchange Commission, as may be required under applicable law, provided that such information may be redacted to remove pricing and other proprietary information in the Coinbase Prime Broker Agreement as permitted under applicable law.

6.
No Investment Advice or Brokerage
6.1.
Client assumes responsibility for each transaction in or for its Prime Broker Account. Client understands and agrees that none of the Coinbase Entities are a SEC/FINRA registered broker-dealer or investment adviser to Client in any respect, and the Coinbase Entities have no liability, obligation, or responsibility whatsoever for Client decisions relating to the Prime Broker Services. Client should consult its own legal, tax, investment and accounting professionals.
6.2.
While the Coinbase Entities may make certain general information available to Client, the Coinbase Entities are not providing and will not provide Client with any investment, legal, tax or accounting advice regarding Client’s specific situation. Client is solely responsible, and shall not rely on the Coinbase Entities, for determining whether any investment, investment strategy, or transaction involving Digital Assets is appropriate for Client based on Client’s investment objectives, financial circumstances, risk tolerance, and tax consequences. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever regarding any Client decision to enter into in any transaction with respect to any Digital Asset.

7.
Opt-In to Article 8 of the Uniform Commercial Code

Client Assets in the Settlement Balance and Vault Balance (as defined hereinafter) will be treated as “financial assets” under Article 8 of the New York Uniform Commercial Code (“Article 8”). Coinbase and Coinbase Custody are “securities intermediaries,” the Settlement Balance and Vault Balance are each “securities accounts,” and Client is an “entitlement holder” under Article 8. This Agreement sets forth how the Coinbase Entities will satisfy their Article 8 duties. Treating Client Assets in the Settlement Balance and Vault Balance as financial assets under Article 8 does not determine the characterization or treatment of the cash and Digital Assets under any other law or rule. New York will be the securities intermediary’s jurisdiction with respect to Coinbase and Coinbase Custody, and New York law will govern all issues addressed in Article 2(1) of the Hague Securities Convention. Coinbase and Coinbase Custody will credit the Client with any payments or distributions on any Client Assets it holds for Client’s Settlement Balance and Vault Balance. Coinbase and Coinbase Custody will comply with Client’s Instructions with respect to Client Assets in Client’s Settlement Balance or Vault Balance, subject to the terms of the STA or Custody Agreement, as applicable, and related Coinbase rules. Neither Coinbase nor Coinbase Custody may grant a security interest in the Digital Assets in either the Settlement Balance or Vault Balance, respectively. Digital Assets in Client's Custodial Account are custodial assets. Under Article 8, the Digital Assets in either the Settlement Balance or Vault Balance are not general assets of Coinbase or Coinbase Custody, respectively and are not available to satisfy claims of creditors of Coinbase or Coinbase Custody, respectively. Coinbase and Coinbase Custody will comply at all times with the duties of a securities intermediary under Article 8, including those set forth at sections 8-504(a), 8505(a), 8-506(a), 8-507 and 8-508, in accordance with the terms of this Coinbase Prime Broker Agreement.

8.
General Use, Security and Prohibited Use
8.1.
Prime Broker Site and Content. During the term of this Coinbase Prime Broker Agreement, the Coinbase Entities hereby grant Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable and royalty-free license, subject to the terms of this Coinbase Prime Broker Agreement, to access and use the Coinbase Prime Broker Site accessible at prime.coinbase.com (“Coinbase Prime Broker Site”) and related content, materials, and information (collectively, the “Content”) solely for Client’s internal business use and other purposes as permitted by Coinbase in writing from time to time. Any other use of the Coinbase Prime Broker Site or Content is hereby prohibited. All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Coinbase Prime Broker Site, Content, and Prime Broker Services is and will remain the exclusive property of the Coinbase Entities and their licensors. Except as expressly permitted herein, Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Prime Broker Services or Content, in whole or in part. “Coinbase,” “Coinbase Prime,” “prime.coinbase.com,” and all logos related to the Prime Broker Services or displayed on the Coinbase Prime Broker Site are either trademarks or registered marks of the Coinbase Entities or their licensors. Client may not copy, imitate or use them without Coinbase’s prior written consent. The license granted under this Section 8.1 will automatically terminate upon termination of this Coinbase Prime Broker Agreement, or the suspension or termination of Client’s access to the Coinbase Prime Broker Site or Prime Broker Services.
8.2.
Website Accuracy. Although Coinbase intends to provide accurate and timely information on the Coinbase Prime Broker Site, the Coinbase Prime Broker Site (including, without limitation, the Content) may not always be entirely accurate, complete, or current and may also include technical inaccuracies or typographical errors. In an effort to continue to provide Client with as complete and accurate information as possible, information may be changed or updated from time to time without notice, including without limitation information regarding Coinbase Entities policies, products and services. Accordingly, Client should verify all information before relying on it, and all decisions based on information contained on the Coinbase Prime Broker Site are Client’s sole responsibility and the Coinbase Entities shall have no liability for such decisions. Links to third-party materials (including without limitation websites) may be provided as a convenience but are not controlled by the Coinbase Entities. The Coinbase Entities is not responsible for any aspect of the information, content, or services contained in any third-party materials or on any third-party sites accessible from or linked to the Coinbase Prime Broker Site.
8.3.
Limited License of Coinbase Brand. Notwithstanding Section 5 of this Coinbase Prime Broker Agreement, Coinbase hereby grants to Client a nonexclusive, non-transferable, non-sublicensable, revocable, and royalty-free right, subject to the terms of this Coinbase Prime Broker Agreement, to display, in accordance with Coinbase’s brand guidelines, Coinbase’s trademark and logo as set forth in the Coinbase Trademark Usage Guidelines, or otherwise refer to its name (the “Coinbase Brand”), for the sole and limited purpose of identifying Coinbase as a provider of Prime Broker Services to Client on Client’s website or to investors or the public, as required by its investment activities. Client may also use the Coinbase Brand in published form, including but not limited to investor or related marketing materials using only the content pre-approved by Coinbase (“Pre-Approved Marketing Content”). Client (1) shall not deviate from nor modify the Pre-Approved Marketing Content, and (2) shall not make any representations or warranties regarding the Prime Services provided by Coinbase (other than factually accurate statements that Coinbase is a provider of Prime Broker Services). Client acknowledges that it shall not acquire any right of ownership to any Coinbase copyrights, patents, trade secrets, trademarks, trade dresses, service marks, or other intellectual property rights, and further agrees that it will cease using any materials that bear the Coinbase Brand upon termination of this Coinbase Prime Broker Agreement. All uses of the Coinbase Brand hereunder shall inure to the benefit of Coinbase and Client shall not do or cause to be done any act or thing that may in any way adversely affect any rights of Coinbase in and to the Coinbase Brand or otherwise challenge the validity of the Coinbase Brand or any application for registration thereof, or any trademark registration thereof, or any rights therein. Notwithstanding the foregoing, Coinbase shall retain the right to request that Client modify or terminate its use of the Coinbase Brand if Coinbase, in its sole and absolute discretion, disapproves of Client’s use of the Coinbase Brand.
8.4.
Unauthorized Users. Client shall not knowingly permit any person or entity that is not the Client or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, and/or use Client’s Prime Broker Account. The Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, and Client shall be fully responsible and liable for, any and all Claims and Losses arising out of or relating to the acts and omissions of any Unauthorized User, except to the extent caused by any Coinbase Entity’s negligence, fraud or willful misconduct, in respect of the Prime Broker Services, Prime Broker Account, and/or the Prime Broker Site. Client shall notify Coinbase promptly if Client believes or becomes aware that an Unauthorized User has accessed, connected to, or used Client’s Prime Broker Account.
8.5.
Password Security; Contact Information. Client is fully responsible for maintaining adequate security and control of any and all IDs, passwords, hints, personal identification numbers (PINs), API keys, YubiKeys, other security or confirmation information or hardware, and any other codes that Client uses to access the Prime Broker Account and Prime Broker Services. Client agrees to keep Client’s email address and telephone number up to date in Client’s Prime Broker Account in order to receive any notices or alerts that the Coinbase Entities may send to Client. Client shall be fully responsible for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, any Losses that Client may sustain due to compromise of Prime Broker Account login credentials. In the event Client believes Client’s Prime Broker Account information has been compromised, Client must promptly contact Coinbase.
8.6.
Prohibited Use. Client shall not engage in any of the following activities with its use of the Prime Broker Services:
8.6.1.
Unlawful Activity. Activity that would violate, or assist in violation of, any law, statute, ordinance, or regulation, sanctions programs administered in the countries where Coinbase conducts business, including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), or which would involve proceeds of any unlawful activity; publish, distribute or disseminate any unlawful material or information;
8.6.2.
Abusive Activity. Client shall use reasonable efforts not to engage in actions that impose an unreasonable or disproportionately large load on Coinbase’s infrastructure, or detrimentally interfere with, intercept, or expropriate any system, data, or information; transmit or upload any material to Coinbase systems that contains viruses, trojan horses, worms, or any other harmful or deleterious programs; attempt to gain unauthorized access to Coinbase systems, other Coinbase accounts, computer systems or networks connected to Coinbase systems, Coinbase Site, through password mining or any other means; use Coinbase Account information of another party to access or use the Coinbase systems, except in the case of specific Clients and/or applications which are specifically authorized by a Client to access such Client’s Coinbase Account and information; or transfer Client’s account access or rights to Client’s account to a third party, unless by operation of law or with the express permission of Coinbase; and
8.6.3.
Fraud. Activity which operates to defraud Coinbase or any other person or entity.
8.7.
Computer Viruses. The Coinbase Entities shall not have any liability, obligation, or responsibility whatsoever for any damage or interruptions caused by any computer viruses, spyware, scareware, Trojan horses, worms or other malware that may affect Client’s computer or other equipment, or any phishing, spoofing or other attack, unless such damage or interruption directly resulted from the Coinbase Entities’ negligence, fraud, or willful misconduct. Client agrees to access and use its Prime Broker Account through the Coinbase Prime Broker Site to review any Orders, deposits or withdrawals or required actions to confirm the authenticity of any communication or notice from the Coinbase Entities.

9.
Taxes
9.1.
Taxes. Except as otherwise expressly stated herein, Client shall be fully responsible and liable for, and the Coinbase Entities shall have no liability, obligation, or responsibility whatsoever for, the payment of any and all present and future tariffs, duties or taxes (including withholding taxes, transfer taxes, stamp taxes, documentary taxes, value added taxes, personal property taxes and all similar costs) imposed or levied by any government or governmental agency (collectively, “Taxes”) and any related Claims and Losses or the accounting or reporting of income or other Taxes arising from or relating to any transactions Client conducts through the Prime Broker Services. Client shall file all tax returns, reports, and disclosures required by applicable law.
9.2.
Withholding Tax. Except as required by applicable law, each payment under this Coinbase Prime Broker Agreement or collateral deliverable by Client to any Coinbase Entities shall be made, and the value of any collateral or margin shall be calculated, without withholding or deducting of any Taxes. If any Taxes are required to be withheld or deducted, Client: (a) authorizes the Coinbase Entities to effect such withholding or deduction and remit such Taxes to the relevant taxing authorities; and (b) shall pay such additional amounts or deliver such further collateral as necessary to ensure that the actual net amount received by the Coinbase Entities is equal to the amount that the Coinbase Entities would have received had no such withholding or deduction been required. Client agrees that the Coinbase Entities may disclose any information with respect to Client Assets, the Prime Broker Account, Custodial Accounts, Settlement Accounts, and transactions required by any applicable taxing authority or other governmental entity. The Client agrees that the Coinbase Entities may withhold or deduct Taxes as may be required by applicable law. From time to time, Coinbase Entities shall ask Client for tax documentation or certification of Client’s taxpayer status as required by applicable law, and any failure by Client to comply with this request in the time frame identified may result in withholding and/or remission of taxes to a tax authority as required by applicable law.

10.
Prime Broker Services Fees
10.1.
Sponsor agrees to pay all fees in connection with the Client’s Orders and Client’s use of the Prime Broker Services on a timely basis as set forth in the Fee Schedule, attached hereto as Appendix 1. If such fees remain unpaid for sixty (60) days following the payment date, Client authorizes Coinbase to deduct any such unpaid amounts from the Sponsor’s Prime Broker Accounts.
10.2.
Client acknowledges that Coinbase Custody will charge fees for any balance of Digital Assets that Client keeps in the Vault Balance.

11.
Confidentiality
11.1.
Client and Coinbase Entities each agree that with respect to any non-public, confidential or proprietary information of the other Party, including the existence and terms of this Coinbase Prime Broker Agreement and information relating to the other Party’s business operations or business relationships (including without limitation information concerning any purchaser of any securities issued by the Client (each a “Beneficiary”) (including, without limitation, the identity of such Beneficiary, the fact that such Beneficiary is the beneficial owner of any Digital Assets, any information concerning its securities or cash positions, any banking or other relationships between Coinbase Entities and such Beneficiary or any information from which any such information could be derived by a third party) the Coinbase Entities’ fees), the contents of any document any information relating to, or transactions involving, Digital Assets, trade secrets or other confidential commercial information), and information with respect to profit margins, and profit and loss information), and any arbitration pursuant to Section 22 (collectively, “Confidential Information”), it: (a) will not disclose such Confidential Information except to such Party’s officers, directors, agents, employees and professional advisors who need to know the Confidential Information for the purpose of assisting in the performance of this Coinbase Prime Broker Agreement and who are informed of, and agree to be bound by obligations of confidentiality no less restrictive than those set forth herein; and (b) will protect such Confidential Information from unauthorized use and disclosure. Each Party shall use any Confidential Information that it receives solely for purposes of: (i) exercising its rights and performing its duties under the Coinbase Prime Broker Agreement; and (ii) complying with any applicable laws, rules, or regulations; provided that, the Coinbase Entities may use Confidential Information for (1) risk management; and (2) to develop or enhance their products and services provided the Confidential Information is properly anonymized and in an aggregated form that does not identify Client and is stripped of any persistent identifiers (such as device identifiers, IP addresses, and cookie IDs) in relation to subsection (2). Confidential Information shall not include any (w) information that is or becomes generally publicly available through no fault of the recipient; (x) information that the recipient obtains from a third party (other than in connection with this Coinbase Prime Broker Agreement) that, to the recipient’s best knowledge, is not bound by a confidentiality agreement prohibiting such disclosure; (y) information that is independently developed or acquired by the recipient without the use of Confidential Information provided by the disclosing party; or (z) disclosure with the prior written consent of the disclosing Party. The Parties acknowledge that the terms of this Coinbase Prime Broker Agreement are Confidential Information.

11.2.
Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to the extent required by a court of competent jurisdiction or governmental authority or otherwise required by law rule or regulation or regulatory agency including but not limited to self-regulatory agencies; provided, however, the Party making such required disclosure shall first notify the other Party (to the extent legally permissible) and shall afford the other Party a reasonable opportunity to seek confidential treatment if it wishes to do so and will consider in good faith reasonable and timely requests for redaction. For purposes of this Section 11, no affiliate of Coinbase with the exception of Coinbase Asset Management, shall be considered a third party of any Coinbase Entity, and the Coinbase Entities may freely share Client’s Confidential Information among each other and with such affiliates. All documents and other tangible objects containing or representing Confidential Information and all copies or extracts thereof or notes derived therefrom that are in the possession or control of the receiving Party shall be and remain the property of the disclosing Party and shall be promptly returned to the disclosing Party or destroyed, each upon the disclosing Party’s request; provided, however, notwithstanding the foregoing, the receiving Party may retain Confidential Information if: (a) required by law or regulation; or (b) retained pursuant to an established document retention policy
11.3.
Notwithstanding anything contained in this Section 11 or otherwise in this Coinbase Prime Broker Agreement to the contrary, the Parties agree that the Client may: (i) file the Coinbase Prime Broker Agreement as an exhibit in public filings with the Securities and Exchange Commission, as may be required under applicable law, provided that such information shall be redacted to remove pricing and other proprietary information in the Coinbase Prime Broker Agreement as permitted under applicable law; and (ii) disclose the existence of this Coinbase Prime Brokerage Agreement to its investors and potential investors.

12.
Market Data

Client agrees that its use of data made available to it through the application programming interface(s) of the Prime Platform (as defined in the STA), which may include the prices and quantities of orders and transactions executed on the Prime Platform (collectively “Market Data”), is subject to the Market Data Terms of Use, as amended and updated from time to time at https://www.coinbase.com/legal/market_data or a successor website.

13.
Recording of Conversations

For compliance and monitoring purposes, Client authorizes each Coinbase Entity at its sole discretion to record conversations between such Coinbase Entity and Client or its Authorized Representatives relating to this Coinbase Prime Broker Agreement, the Prime Broker Account and the Prime Broker Services.

14.
Security and Business Continuity

The Coinbase Entities have implemented and will maintain a reasonable information security program (as summarized in the Security Addendum attached hereto) that includes policies and procedures that are reasonably designed to safeguard Coinbase Entities’ electronic systems and Client’s Confidential Information from, among other things, unauthorized access or misuse. In the event of a Data Security Event (defined below), the applicable Coinbase Entity shall promptly (subject to any legal or regulatory requirements) notify Client in writing at the email addresses listed in Section 33 and such notice shall include the following information: (i) the timing and nature of the Data Security Event, (ii) the information related to Client that was compromised, including the names of any individuals’ acting on Client’s behalf in his or her corporate capacity whose personal information was compromised, (iii) when the Data Security Event was discovered, and (iv) remedial actions that have been taken and that the applicable Coinbase Entity plans to take. “Data Security Event” is defined as any event whereby: (a) an unauthorized person (whether within Coinbase or a third party) acquired or accessed Client’s information; (b) Client’s information is otherwise lost, stolen or compromised.

The Trust Company will respond to any periodic request from Client regarding the identity of the Trust Company’s then employed Chief Information Security Officer, or other senior security officer of a similar title; such requests may be made by Client monthly.

For the year 2023, and for each year thereafter, no more than once per calendar year, Client shall be entitled to request that Coinbase provide a copy of its most recent Services Organization Controls (“SOC”) 1 report and SOC 2 report, (together, the “SOC Reports”), and promptly deliver to Client a copy thereof by December 31 of each year. The SOC 1 and SOC 2 reports shall not be dated more than one year prior to such request. Coinbase reserves the right to combine the SOC 1 and SOC 2 reports into a comprehensive report. In the event that Coinbase does not deliver a SOC 1 Report or SOC 2 Report, as applicable, Client shall be entitled to terminate this Coinbase Prime Broker Agreement. Client may also request letters of representation regarding any known changes or conclusions to the SOC Reports on a quarterly basis between SOC reports (“SOC Bridge Letters”).

The Coinbase Entities have established a business continuity plan that will support their ability to conduct business in the event of a significant business disruption. The business continuity plan is reviewed and updated annually, and may be updated more frequently as deemed necessary by the Coinbase Entities in their sole discretion. To receive more information about the Coinbase Entities’ business continuity plan, please send a written request to [***].

15.
Acknowledgement of Risks

Client hereby acknowledges, that: (i) Digital Assets are not legal tender, are not backed by any government, and are not subject to protections afforded by the Federal Deposit Insurance Corporation or Securities Investor Protection Corporation; (ii) Legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and/or value of Digital Assets; (iii) transactions in Digital Assets are irreversible, and, accordingly, Digital Assets lost due to fraudulent or accidental transactions may not be recoverable; (iv) certain Digital Assets transactions will be deemed to be made when recorded on a public blockchain ledger, which is not necessarily the date or time that Client initiates the transaction or such transaction enters the pool; (v) the value of Digital Assets may be derived from the continued willingness of market participants to exchange any government issued currency (“Fiat Currency”) for Digital Assets, which may result in the permanent and total loss of value of a Digital Asset should the market for that Digital Asset disappear; (vi) the volatility of the value of Digital Assets relative to Fiat Currency may result in significant losses; (vii) Digital Assets may be susceptible to an increased risk of fraud or cyber-attack; (viii) the nature of Digital Assets means that any technological difficulties experienced by a Coinbase Entity may prevent the access or use of Client Digital Assets; and (ix) any bond or trust account maintained by Coinbase Entities for the benefit of its customers may not be sufficient to cover all losses (including Losses) incurred by customers.

16.
Operation of Digital Asset Protocols
16.1.
The Coinbase Entities do not own or control the underlying software protocols which govern the operation of Digital Assets. Generally, the underlying software protocols and, if applicable, related smart contracts (referred to collectively as “Protocols” for purposes of this Section 16) are open source and anyone can use, copy, modify or distribute them. By using the Prime Broker Services, Client acknowledges and agrees that: (i) the Coinbase Entities make no guarantee of the functionality, security, or availability of underlying Protocols; (ii) some underlying Protocols are subject to consensus-based proof of stake validation methods which may allow, by virtue of their governance systems, changes to the associated blockchain or digital ledger (“Governance Modifiable Blockchains”), and that any Client transactions validated on such Governance Modifiable Blockchains may be affected accordingly; and (iii) the underlying Protocols are subject to sudden changes in operating rules (a/k/a “forks”), and that such forks may materially affect the value, function, and/or even the name of the Digital Assets. In the event of a fork, Client agrees that the Coinbase Entities may temporarily suspend Prime Broker Services (with or without notice to Client) and that the Coinbase Entities may, in their sole discretion, determine whether or not to support (or cease supporting) either branch of the forked protocol entirely. Client agrees that the Coinbase Entities shall have no liability, obligation or responsibility whatsoever arising out of or relating to the operation of Protocols, transactions affected by Governance Modifiable Blockchains, or an unsupported branch of a forked protocol and, accordingly, Client acknowledges and assumes the risk of the same.
16.2.
Client will abandon irrevocably for no direct or indirect consideration (each such abandonment, a “Prospective Abandonment”), effective immediately prior to any time at which Client creates shares or units (each such time, a “Creation Time”) or redeems shares or units (each such time, a “Redemption Time”), all Incidental Assets of Client, provided that a Prospective Abandonment immediately prior to any Creation Time or Redemption Time will not apply to any Incidental Asset if (i) Client has taken an Affirmative Action to acquire or abandon such Incidental Asset at any time prior to such Creation Time or Redemption Time or (ii) such Incidental Asset has been subject to a previous Prospective Abandonment. Coinbase acknowledges that, as a consequence of a Prospective Abandonment, Client will have no right to receive any Incidental Asset that is subject to such Prospective Abandonment, and Coinbase will have no authority, pursuant to this Coinbase Prime Broker Agreement or otherwise, to exercise, obtain or hold, as the case may be, any such Incidental Asset on behalf of Client, nor may Coinbase ultimately take control of such Incidental Asset for its own economic benefit. Client represents that it will take no action at any time that is inconsistent with a Prospective Abandonment and, without limiting the generality of the foregoing, that it will not accept any future delivery of any abandoned Incidental Asset, that it will not accept any payment from any person in respect of any abandoned Incidental Asset and that it will not represent to any person or in any context that it has any remaining rights with respect to any abandoned Incidental Asset.

“Affirmative Action” is defined as the Sponsor’s written notification to Coinbase of Client’s intention (i) to acquire and/or retain an Incidental Asset or (ii) to abandon, with effect prior to the relevant Creation Time or Redemption Time, an Incidental Asset.

“Incidental Asset” is defined as any digital asset or other asset, and any right of Client to acquire any digital asset or other asset, that has arisen out of Client’s ownership of Digital Assets, whether through a fork, airdrop or similar occurrence, without any action on the part of Client or its trustee or the Sponsor on its behalf.

16.3.
Unless specifically communicated by the Coinbase Entities through a written public statement on the Coinbase website, the Coinbase Entities do not support airdrops, metacoins, colored coins, side chains, or other derivative, enhanced or forked protocols, tokens or coins, which supplement or interact with a Digital Asset (collectively, “Advanced Protocols”) in connection with the Prime Broker Services. Client shall not use its Prime Broker Account to attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. The Prime Broker Services are not configured to detect, process and/or secure Advanced Protocol transactions and neither Client nor the Coinbase Entities will be able to retrieve any unsupported Advanced Protocol. Coinbase shall have no liability, obligation, or responsibility whatsoever in respect to Advanced Protocols.

17.
Setoff

Upon the occurrence of a default or an event of default under an agreement with a Coinbase Entity (including an “Event of Default” as such term is defined in the Post Trade Financing Agreement, if applicable (in each case, at maturity, upon acceleration or otherwise) or the occurrence of an event that constitutes “Cause” (as defined below) (each, a “Setoff Event”), each Coinbase Entity may setoff and net the amounts due from it or any other Coinbase Entity to Client and from Client to it or any other Coinbase Entity, so that a single payment (the “Net Payment”) shall be immediately due and payable by the Sponsor on behalf of the Client or the Coinbase Entity to the other (subject to the other provisions hereof and of any agreement with a Coinbase Entity). If any amounts cannot be included within the Net Payment, such amounts shall be excluded but may still be netted against any other similarly excluded amounts. Upon the occurrence of a Setoff Event, each Coinbase Entity may also: (a) liquidate, apply and setoff any or all Sponsor Assets (as such term is defined in the STA) against any Net Payment, unpaid trade credits, or any other obligation owed by Client to any Coinbase Entity; and (b) setoff and net any Net Payment or any other obligation owed to the Client by any Coinbase Entity against: (i) any or all collateral or margin posted by any Coinbase Entity to Client (or the U.S. dollar value thereof, determined by Coinbase in its sole discretion on the basis of a recent price at which the relevant Digital Asset was sold to customers on the Prime Platform); and (ii) any Net Payment, unpaid trade credits or any other obligation owed by Client to any Coinbase Entity (in each case, whether matured or unmatured, fixed or contingent, or liquidated or unliquidated). Client agrees that in the exercise of setoff rights or secured party remedies, the Coinbase Entities may value Client Digital Assets using the same valuation methods and processes that are otherwise used when a Coinbase customer sells an asset on the Prime Platform or the applicable index or reference rate provided by Coindesk Indices, Inc. as determined by Coinbase in its sole discretion.

18.
Disclaimer of Warranties

EXCEPT AS EXPRESSLY SET FORTH HEREIN TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PRIME BROKER SERVICES AND THE COINBASE WEBSITE ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT ANY WARRANTY OF ANY KIND, AND THE COINBASE ENTITIES HEREBY SPECIFICALLY DISCLAIM ALL WARRANTIES NOT SPECIFICALLY SET FORTH HEREIN WITH RESPECT TO THE PRIME BROKER SERVICES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES AND/OR CONDITIONS OF TITLE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN THE COINBASE ENTITIES DO NOT WARRANT THAT THE PRIME BROKER SERVICES, INCLUDING ACCESS TO AND USE OF THE COINBASE WEBSITES, OR ANY OF THE CONTENT CONTAINED THEREIN, WILL BE CONTINUOUS, UNINTERRUPTED, TIMELY, COMPATIBLE WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, SECURE, COMPLETE, FREE OF HARMFUL CODE OR ERROR-FREE.

19.
Indemnification
19.1.
Client shall defend and indemnify and hold harmless each Coinbase Entity, its affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all Claims and Losses arising out of or relating to: (i) Client’s material breach of this Coinbase Prime Broker Agreement; (ii) Client’s violation of any applicable law, rule or regulation, or rights of any third party related to the performance of Client’s obligations under this Prime Broker Agreement; or (iii) Client’s negligence, fraud or willful misconduct, except to the extent that such Claims or Losses relate to Coinbase’s negligence, fraud or willful misconduct. This obligation will survive any termination of this Coinbase Prime Broker Agreement.
19.2.
The Coinbase Entities shall defend and indemnify and hold harmless Client, its Affiliates, and their respective officers, directors, agents, employees and representatives from and against any and all third party Claims and Losses to the extent arising out of or relating to any: (i) violation of applicable law, rule, or regulation; (ii) negligence, fraud or willful misconduct with respect to the provision of the Prime Broker Services; (iii) the full amount of any Client Assets lost due to the insolvency of or security event at any third party Connected Trading Venue, or (iv) violation misappropriation, or infringement upon any third party intellectual and/or industrial property rights, including patent rights, copyrights, moral rights, trademarks, trade names, service marks, trade secrets, rights in inventions (including applications for, and registrations, extensions, renewals, and re-issuances of the foregoing), in each case as it relates to the Claims and Losses arising during the term of the Coinbase Prime Broker Agreement or as it relates to activity during such term except to the extent Claims or Losses arise out of or relate to Client’s negligence, fraud, willful misconduct or material breach of this Coinbase Prime Broker Agreement. This obligation will survive any termination of this Coinbase Prime Broker Agreement.
19.3.
Each party’s indemnification obligation under Section 19 of this Coinbase Prime Broker Agreement shall apply only if the indemnified party does the following: (a) notifies the indemnifying party promptly in writing, not later than thirty (30) days after the indemnified party receives notice of the Claim (or sooner if required by applicable law); (b) gives the indemnifying party sole control of the defense and any settlement negotiations (subject to the below); and (c) gives the indemnifying party the information, authority, and assistance such party needs to defend against or settle the Claim, provided that the Indemnified Party may settle the Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to the indemnifying party, but without obtaining the indemnifying party’s consent) if (a) such settlement is entered into more than 30 days after a request by the indemnified party to the indemnifying party for consent to a proposed settlement or (b) such settlement or compromise or consent does not include a statement as to, or an admission of, fault, culpability, negligence or a failure to act by or on behalf of the indemnifying party or an agent thereof; and (iv) gives the indemnifying party reasonable access at reasonable times (on reasonable prior notice) to the information, authority, and assistance that it needs to defend against or settle the Claim.
19.4.
No Party providing indemnification pursuant to this Section 19 shall accept any settlement of any Claims or Losses if such settlement imposes any financial or non-financial liabilities, obligations or restrictions on, or requires an admission of guilt or wrong doing from, any indemnified party pursuant to this Section 19, without such indemnified party’s prior written consent.
19.5.
For the purposes of this Coinbase Prime Broker Agreement:

(a) “Claim” means any action, suit, litigation, demand, charge, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental, regulatory or administrative body or any arbitrator or arbitration panel; and

(b) “Losses” means any liabilities, damages, diminution in value, payments, obligations, losses, interest, costs and expenses, security or other remediation costs (including any regulatory investigation or third party subpoena costs, reasonable attorneys’ fees, court costs, expert witness fees, and other expenses relating to investigating or defending any Claim); fines, taxes, fees, restitution, or penalties imposed by any governmental, regulatory or administrative body, interest on and additions to tax with respect to, or resulting from, Taxes imposed on Client’s assets, cash, other property, or any income or gains derived therefrom; and judgments (at law or in equity) or awards of any nature.

20.
Limitation of Liability
20.1.
Waiver of Consequential Damages

IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES AND SERVICE PROVIDERS, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, JOINT VENTURERS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE FOR ANY LOST PROFITS OR ANY SPECIAL, INCIDENTAL, INDIRECT, INTANGIBLE, OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH AUTHORIZED OR UNAUTHORIZED USE OF THE TRUST COMPANY SITE OR THE TRUST COMPANY CUSTODIAL SERVICES, OR THIS AGREEMENT, EVEN IF AN AUTHORIZED REPRESENTATIVE OF TRUST COMPANY HAS BEEN ADVISED OF OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

20.2.
Standard of Care

IN NO EVENT SHALL ANY COINBASE ENTITY, ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS,EMPLOYEES AND REPRESENTATIVES HAVE ANY LIABILITY TO CLIENT OR ANY THIRD PARTY WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS HEREUNDER, EXPRESS, OR IMPLIED, WHICH DOES NOT RESULT FROM ITS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

20.3.
No Joint and Several Liability

NOTHING IN THIS COINBASE PRIME BROKER AGREEMENT SHALL BE DEEMED TO CREATE ANY JOINT OR SEVERAL LIABILITY AMONG ANY OF THE COINBASE ENTITIES.

20.4.
Replacement of Lost Digital Assets

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COINBASE ENTITIES SHALL BE LIABLE TO CLIENT FOR THE LOSS OF ANY DIGITAL ASSETS ON DEPOSIT WITH THE COINBASE ENTITIES’ CUSTODIAL ACCOUNT(S) OR SETTLEMENT BALANCE(S) TO THE EXTENT THAT SUCH LOSS AROSE FROM THE COINBASE ENTITIES’ NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT, AND THE COINBASE ENTITIES SHALL BE REQUIRED TO RETURN TO CLIENT A QUANTITY OF DIGITAL ASSETS EQUAL TO THE QUANTITY OF ANY SUCH LOST DIGITAL ASSETS.

20.5.
Liability Caps

EXCEPT FOR THE: (I) EXCLUDED LIABILITIES; (II) FRAUD; OR (III) WILLFUL MISCONDUCT SOLELY IN RESPECT OF CUSTODIAL SERVICES PROVIDED PURSUANT TO THE CUSTODY AGREEMENT, THE LIABILITY OF COINBASE CUSTODY SHALL NOT EXCEED THE GREATER OF: (I) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE CUSTODY IN RESPECT OF THE CUSTODIAL SERVICES IN THE 12-MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY; OR (II) THE VALUE OF THE SUPPORTED DIGITAL ASSETS ON DEPOSIT IN CLIENT’S CUSTODIAL ACCOUNT(S) INVOLVED IN THE EVENT GIVING RISE TO SUCH LIABILITY AT THE TIME OF SUCH EVENT (THE VALUE OF WHICH SHALL BE CALCULATED AT THE AVERAGE UNITED STATES DOLLAR ASK PRICE, AT THE TIME OF SUCH EVENT, OF THE THREE (3) LARGEST U.S.-BASED EXCHANGES (BY TRAILING 30-DAY VOLUME) WHICH OFFER THE RELEVANT DIGITAL CURRENCY OR DIGITAL ASSET/USD TRADING PAIR, AS RELEVANT); PROVIDED, THAT IN NO EVENT SHALL COINBASE CUSTODY’S AGGREGATE LIABILITY IN RESPECT OF EACH COLD STORAGE ADDRESS EXCEED ONE HUNDRED MILLION US DOLLARS ($100,000,000.00 USD).

EXCEPT FOR THE: (I) EXCLUDED LIABILITIES; (II) FRAUD; OR (III) WILLFUL MISCONDUCT, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER THE COINBASE ENTITIES OR CLIENT WITH RESPECT TO ANY BREACH OF ITS OBLIGATIONS HEREUNDER EXCEED THE GREATER OF: (A) THE VALUE OF THE CASH OR SUPPORTED DIGITAL ASSETS INVOLVED IN THE EVENT GIVING RISE TO SUCH LIABILITY AT THE TIME OF SUCH EVENT; (B) THE AGGREGATE AMOUNT OF FEES PAID BY CLIENT TO COINBASE IN RESPECT OF THE PRIME BROKER SERVICES IN THE 12-MONTH PERIOD PRIOR TO SUCH EVENT; OR (C) FIVE MILLION DOLLARS ($5,000,000.00).

THE “EXCLUDED LIABILITIES” MEANS (X) WITH RESPECT TO CLIENT, (1) CLIENT’S DEFENSE AND INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING PURSUANT TO SECTION 19.1; (2) ANY OUTSTANDING COMMISSIONS OR FEES OWED BY CLIENT UNDER THIS AGREEMENT; (3) CLIENT'S BREACH OF SECTION 8.1 (PRIME BROKER SITE & CONTENT); AND (4) CLIENT'S BREACH OF SECTION 5 (REPRESENTATIONS AND WARRANTIES); AND (Y) WITH RESPECT TO THE COINBASE ENTITIES, ANY COINBASE ENTITIES' DEFENSE AND INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING PURSUANT TO SECTION 19.2.

WITH RESPECT TO THE EXCLUDED LIABILITIES, COINBASE'S LIABILITY TO CLIENT FOR ANY LOSSES ARISING OUT OF OR IN CONNECTION WITH COINBASE'S DEFENSE AND INDEMNITY OBLIGATIONS

UNDER THIS AGREEMENT WILL BE LIMITED, IN THE AGGREGATE, TO AN AMOUNT EQUAL TO FIVE MILLION U.S. DOLLARS ($5,000,000.00 USD).

21.
Privacy

The Coinbase Entities shall use and disclose Client’s and its Authorized Representatives’ non-public personal information in accordance with the Coinbase Privacy Policy, as set forth at https://www.coinbase.com/legal/privacy or a successor website, and as amended and updated from time to time.

22.
Dispute Resolution and Arbitration

22.1 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Coinbase Prime Broker Agreement promptly by negotiation. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in writing by the negotiating parties, the negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

22.2.
At no time prior to the First Meeting shall either side initiate arbitration related to this Coinbase Prime Broker Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section 22.1 above.
22.3.
All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Sections 22.1 and 22.2 above are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling. The Party raising the issue will promptly notify the other in writing. Coinbase and Client will then meet in good faith to resolve the issue and, if they are unable to resolve the issue, will escalate the issue to their respective senior managers for resolution. Unless prohibited by applicable law or regulation, Coinbase shall not be relieved of its obligation to continue to perform under the Agreement while a dispute is ongoing.
22.4.
If the matter is not resolved by negotiation pursuant to sections 22.1 through 22.3 above, any Claim arising out of or relating to this Coinbase Prime Broker Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including any determination of the scope or applicability of the agreement to arbitrate as set forth in this Section 22, shall be determined by arbitration in the state of New York or another mutually agreeable location, before one neutral arbitrator. The arbitration shall be in accordance with the American Arbitration Association’s rules for arbitration of commercial related disputes (accessible at http://www.adr.org/sites/default/files/CommercialRules_Web-Final.pdf), and the award of the arbitrator (the “Award”) shall be accompanied by a reasoned opinion. Judgment on the Award may be entered in any court having jurisdiction. This Coinbase Prime Broker Agreement shall not preclude the Parties from seeking provisional relief, including injunctive relief, in any court of competent jurisdiction. Seeking any such provisional relief shall not be deemed to be a waiver of such party’s right to compel arbitration. The Parties expressly waive their right to a jury trial to the extent permitted by applicable law.
22.5.
In any arbitration arising out of or related to this Coinbase Prime Broker Agreement, the arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

22.6.
The Parties acknowledge that this Coinbase Prime Broker Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision herein with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Coinbase Prime Broker Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16).
23.
Term, Termination and Suspension

This Coinbase Prime Broker Agreement is effective as of the date written below and shall remain in effect until terminated by Coinbase or Client as follows:

(a)
Coinbase may terminate this Coinbase Prime Broker Agreement in its entirety for any reason and without Cause by providing at least one-hundred eighty (180) days’ prior written notice to Client and Client may terminate this Coinbase Prime Broker Agreement in whole or in part for any reason by providing thirty (30) days prior written notice to the applicable Coinbase Entity, provided however, in each case, the Coinbase Entities shall not restrict, suspend, or modify the Prime Broker Services following any termination without Cause or an termination by the Client until the end of any such notice period and neither party’s termination of this Coinbase Prime Broker Agreement shall be effective until Client and the Coinbase Entities have fully satisfied their obligations hereunder.
(b)
Regardless of any other provision of this Coinbase Prime Broker Agreement, the Coinbase Entities may, in their sole discretion, suspend, restrict or terminate the Client’s Prime Broker Services, including by suspending, restricting or closing the Client’s Prime Broker Account and/or any associated Settlement Account, Custodial Account or any credit account (as applicable), for Cause, at any time and without prior notice to the Client. Regardless of any other provision of this Coinbase Prime Broker Agreement, Client may, in its sole discretion, terminate this Agreement, for Coinbase Cause, at any time and with prior notice to Coinbase.

“Cause” shall mean: (i) Client breaches any material provision of this Coinbase Prime Broker Agreement; (ii) Client takes any action to dissolve or liquidate, in whole or part; (iii) Client becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) Client becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules and regulations, such termination being effective immediately upon any declaration of bankruptcy; (v) Coinbase becomes aware of any facts or circumstances with respect to the Client’s financial, legal, regulatory or reputational position which may affect Client’s ability to comply with its obligations under this Coinbase Prime Broker Agreement; (vi) termination is required pursuant to a facially valid subpoena, court order or binding order of a government authority; (vii) Client’s Prime Broker Account is subject to any pending litigation, investigation or government proceeding and/or Coinbase reasonably perceives a heightened risk of legal regulatory non-compliance associated with Client’s use of Prime Broker Services; or (viii) Coinbase reasonably suspects Client of attempting to circumvent Coinbase’s controls or uses the Prime Broker Services in a manner Coinbase otherwise deems inappropriate or potentially harmful to itself or third parties.

“Coinbase Cause” shall mean: (i) any of the Coinbase Entities breaches any material provision of this Coinbase Prime Broker Agreement and such breach is not cured within three (3) business days; (ii) any of the Coinbase Entities takes any action to dissolve or liquidate, in whole or part; (iii) any of the Coinbase Entities becomes insolvent, makes an assignment for the benefit of creditors, becomes subject to direct control of a trustee, receiver or similar authority; (iv) any of the Coinbase Entities becomes subject to any bankruptcy or insolvency proceeding under any applicable laws, rules and regulations, such termination being effective immediately upon any declaration of bankruptcy and in the case of any involuntary proceeding, such proceeding is not dismissed or restrained within 30 days of its initiation; or (v) any applicable law, rule or regulation or any change therein or in the interpretation or administration thereof has or may have a material adverse effect on Client or the rights of Client or any Beneficiary with respect to any services covered by this Coinbase Prime Broker Agreement.

Additionally, in the event that Client forms the view, acting reasonably and based on material and objective facts and circumstances, that an event or cumulative effect of a series of events has occurred at Coinbase or a Coinbase Entity, that Client reasonably believes represents substantial risk to Client (whether reputationally or otherwise), Client’s senior executives shall escalate the matter to Coinbase’s senior executives and the Parties will promptly meet to discuss a resolution to the matter in good faith. Following such discussion, Coinbase shall have thirty (30) days to cure such event to the reasonable resolution of Client, provided such cure is possible. If Coinbase is unable to cure within this time period, or if Client reasonably holds the position that no practical solution exists to prevent material injury to its business (reputationally or otherwise) in light of such an adverse event, Client may provide written notice to Coinbase to remove the Majority Obligation requirements herein, upon written notice by Client to Coinbase, with the termination of the Majority Obligation becoming effective on the date provided in such notice. For the avoidance of doubt, changes that generally impact the digital assets markets at large shall not apply to the foregoing, except to the extent directly related to Coinbase.

(c)
Client acknowledges that the Coinbase Entities’ decision to take certain actions, including suspending, restricting or terminating Client’s Prime Broker Account or Prime Broker Services, may be based on confidential criteria that are essential to Coinbase’s risk management and security practices and agrees that the Coinbase Entities are under no obligation to disclose the details of its risk management and security practices to Client.
(d)
Upon receipt of written notice from Client of any event that constitutes Coinbase Cause, if Coinbase fails to exercise any of its rights and remedies above for a period of 20 days following the receipt of such notice requesting a waiver, then Coinbase shall have waived its right to terminate the Coinbase Prime Broker Agreement or exercise any other rights or remedies by reason of such event and such event shall be deemed to have been cured regardless of whether it continues after such waiver; provided however that this provision: (i) does not limit Coinbase's right to take any actions with respect to an event that constitutes Cause as the result of the separate occurrence of such event or the occurrence of any other such event; and (ii) shall not apply to subsections (ii)–(iv) of Coinbase Cause.
(e)
Upon receipt of written notice from Coinbase any Coinbase Cause, if Client fails to exercise any of its rights and remedies above for a period of 20 days following the receipt of such notice requesting a waiver, then Client shall have waived its right to terminate the Coinbase Prime Broker Agreement or exercise any other rights or remedies by reason of such event and such event shall be deemed to have been cured regardless of whether it continues after such waiver; provided however that this provision: (i) does not limit Client's right to take any actions with respect to an event that constitutes a Coinbase Termination Event as the result of the separate occurrence of such event or the occurrence of any other such event; and (ii) shall not apply to subsections (ii) – (iv) of Coinbase Cause.
(f)
In the event that either Party terminates this Prime Broker Services Agreement pursuant to Section 23(a) herein, Coinbase shall use reasonable efforts to assist Client to transfer any Digital Assets, Fiat Currency or funds associated with the Digital Assets Wallet(s) or Fiat Currency (as applicable) to another provider within ninety (90) days of receipt of the Client’s termination notice.

24.
Severability

If any provision or condition of this Coinbase Prime Broker Agreement shall be held invalid or unenforceable, under any rule, law, or regulation or any governmental agency (local, state, or federal), such provision will be changed and interpreted to accomplish the objectives of the provision to the greatest extent possible under any applicable law and the validity or enforceability of any other provision of this Coinbase Prime Broker Agreement shall not be affected and shall continue in full force and effect.

25.
Waiver

Any waivers of rights by a Party under this Coinbase Prime Broker Agreement must be in writing and signed by such Party. A waiver will apply only to the particular circumstance giving rise to the waiver and will not be considered a continuing waiver in other similar circumstances. A Party’s failure to insist on strict compliance with this Coinbase Prime Broker Agreement or any other course of conduct by the other Party shall not be considered a waiver of their rights under this Coinbase Prime Broker Agreement. Any waiver of rights that cannot be waived under applicable laws in the jurisdiction where the Client is located will not be recognized and be null and void.

26.
Survival

All provisions of this Coinbase Prime Broker Agreement which by their nature extend beyond the expiration or termination of this Coinbase Prime Broker Agreement including, without limitation, sections pertaining to suspension or termination, Custodial Account cancellation, debts (including the Sponsor’s obligations under Sections 10 and 17) owed to the Coinbase Entities, general use of the Coinbase Prime Broker Site, disputes with Coinbase, and general provisions shall survive the termination or expiration of this Coinbase Prime Broker Agreement.

27.
Governing Law

This Coinbase Prime Broker Agreement, Client’s Prime Broker Account, and the Prime Broker Services will be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except to the extent such state law is preempted by federal law.

28.
Force Majeure

The Coinbase Entities shall not be liable for delays, suspension of operations, whether temporary or permanent, failure in performance, or interruption of service which result directly or indirectly from any cause or condition beyond the reasonable control of the Coinbase Entities (a “Force Majeure Event”), including, but not limited to, any act of God; embargo; natural disaster; act of civil or military authorities; act of terrorists; government restrictions; any ruling by any Connected Trading Venue, exchange or market; market volatility or disruptions in order trading on any Connected Trading Venue, exchange or market; suspension of trading; civil disturbance; war; strike or other labor dispute; fire; severe weather; interruption in telecommunications, Internet services, or network provider services; network delays and congestion, a cybersecurity attack, hack or other intrusion by a third party of network provider or other third party, failure of equipment and/or software; failure of computer or other electronic or mechanical equipment or communication lines; outbreaks of infectious disease or any other public health crises, including quarantine or other employee restrictions; acts or omissions of any Connected Trading Venue; or any other catastrophe or other occurrence which is beyond the reasonable control of the Coinbase Entities and shall not affect the validity and enforceability of any remaining provisions. For the avoidance of doubt, a cybersecurity attack, hack or other intrusion by a third party or by someone associated with Coinbase against the Coinbase Entities is not a Force Majeure Event, to the extent due to Coinbase’s failure to comply with its obligations under this Agreement.

29.
Entire Agreement; Headings

This Coinbase Prime Broker Agreement, together with all exhibits, addenda and supplements attached hereto or referenced herein, comprise the entire understanding between Client and the Coinbase Entities as to the Prime Broker Services and supersedes all prior discussions, agreements and understandings, including any previous version of this Coinbase Prime Broker Agreement, and the Custodial Services Agreement between Client and any Coinbase Entity, including all exhibits, addenda, policies, and supplements attached thereto or referenced therein. Section headings in this Coinbase Prime Broker Agreement are for convenience only and shall not govern the meaning or interpretation of any provision of this Coinbase Prime Broker Agreement.

30.
Amendments

Any modification or addition to this Coinbase Prime Broker Agreement must be in writing and either (a) signed by a duly authorized representative of each party, or (b) accepted and agreed to by Client. Client agrees that the Coinbase Entities shall not be liable to Client or any third party for any modification or termination of the Prime Broker Services, or suspension or termination of Client’s access to the Prime Broker Services, except to the extent otherwise expressly set forth herein.

31.
Assignment

Any assignment of Client’s rights and/or licenses granted under this Coinbase Prime Broker Agreement without obtaining the prior written consent, such consent shall not be unreasonably withheld, of Coinbase shall be null and void. Coinbase reserves the right to assign its rights under this Coinbase Prime Broker Agreement without restriction, including to any of the Coinbase Entities or their affiliates or subsidiaries, or to any successor in interest of any business associated with the Prime Broker Services, provided that Coinbase shall notify Client within a reasonable amount of time after such assignment. Any attempted transfer or assignment in violation hereof shall be void ab initio. Subject to the foregoing, this Coinbase Prime Broker Agreement will bind and inure to the benefit of the Parties, their successors and permitted assigns.

32.
Electronic Delivery of Communications

Client agrees and consents to receive electronically all communications, agreements, documents, notices and disclosures (collectively, “Communications”) that the Coinbase Entities provide in connection with Client’s Prime Broker Account and Client’s use of Prime Broker Services. Communications include: (a) terms of use and policies Client agrees to, including updates to policies or the Coinbase Prime Broker Agreement, (b) Prime Broker Account details, including transaction receipts, confirmations, records of deposits, withdrawals or transaction information, (c) legal, regulatory and tax disclosures or statements the Coinbase Entities may be required to make available to Client and (d) responses to claims or customer support inquiries filed in connection with Client’s Prime Broker Account.

Coinbase will provide these Communications to Client by posting them on the Prime Broker Site, emailing them to Client at the primary email address on file with Coinbase, communicating to Client via instant chat, and/or through other means of electronic communication. The Client agrees that electronically delivered Communications may be accepted and agreed to by Client through the Prime Broker Services interface. Furthermore, the Parties consent to the use of electronic signatures in connection with Client’s use of the Prime Broker Services.

33.
Notice and Contacts
33.3.
All notices, requests and other communications to any party hereunder not covered by the Communications described Section 32 shall be in writing (including electronic mail (“email”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Coinbase, to:

Legal Department

Coinbase Inc

248 3rd St, #434

Oakland, CA 94607

[***]

E-mail: [***]

If to Client, to

Grayscale Investments, LLC

290 Harbor Drive, 4thFloor

Stamford, CT 06902

Attention: Hugh Ross

E-mail: [***]

WITH A MANDATORY COPY OF ALL LEGAL NOTICES TO:

E-mail: [***]

If to Sponsor, to:

Grayscale Investments, LLC

290 Harbor Drive, 4thFloor

Stamford, CT 06902

Attention: CEO of Grayscale Investments, LLC

E-mail: [***]

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each of the foregoing addresses shall be effective unless and until notice of a new address is given by the applicable party to the other parties in writing. Notice will not be deemed to be given unless it has been received.

33.4.
In the event of any market operations, connectivity, or erroneous trade issues that require immediate attention including any unauthorized access to Client’s Prime Broker Account, please contact:

To Coinbase: [***].

To Client: the email address specified in its signature block on the Execution Page.

It is solely Client’s responsibility to provide Coinbase with a true, accurate and complete contact information including any e-mail address, and to keep such information up to date. Client understands and agrees that if Coinbase sends Client an electronic Communication, but Client does not receive it because Client’s primary email address on file is incorrect, out of date, blocked by Client’s service provider, or Client is otherwise unable to receive electronic Communications, Coinbase will be deemed to have provided the Communication to Client. Client may update Client’s information via Client’s Prime Broker Account and visiting settings or by providing a notice to Coinbase as prescribed above.

33.5.
To see more information about our regulators, licenses, and contact information for feedback, questions, or complaints, please visit https://www.coinbase.com/legal/licenses.

34.
[RESERVED]

35.
Counterparts

This Coinbase Prime Broker Agreement may be executed in one or more counterparts, including by email of .pdf signatures or DocuSign (or similar electronic signature software), each of which shall be deemed to be an original document, but all such separate counterparts shall constitute only one and the same Coinbase Prime Broker Agreement.

36.
Inspection and Auditing.
(i)
Inspection and Auditing of Coinbase. To the extent Coinbase may legally do so, it shall permit Client or Client’s third party representatives under obligations to secure Coinbase’s information no less restrictive than this Coinbase Prime Broker Agreement upon thirty (30) days’ advance written notice, to inspect, take extracts from and audit the records maintained in relation to the Client, and take such steps as necessary to verify that satisfactory internal control systems and procedures are in place, as Client may reasonably request.

Client shall reimburse Coinbase (A) for all reasonable expenses incurred in connection with this Section 36, and (B) for reasonable time spent by Coinbase’s employees or consultant in connection with this Section 36 at reasonable hourly rates to be agreed upon by Client and Coinbase. Any such audit will be conducted during normal business hours and in a manner designed to cause minimal disruption to Coinbase’s ordinary business activities. The scope of any such audit will be jointly agreed to by Client and Coinbase in advance of any audit, provided that neither party shall be unreasonable with respect to the scope of such audit, and shall not include items other than those relevant to the Prime Services Coinbase provides to Client. Nothing in this section shall be interpreted to require Coinbase to disclose trade secrets, information related to other clients, provide access to secure facilities or services (such as “Vault” locations), or otherwise impair the security or availability of services Coinbase offers to other clients, provided that Coinbase will use reasonable efforts to provide Client with such information or substantially equivalent information in a manner that does not violate the foregoing.

(ii)
Trust Company Audit Reports. Coinbase shall, as soon as reasonably practicable after receipt of any audit report prepared by its internal or independent auditors pursuant to Coinbase’s annual audit or otherwise, provide Client notification if such audit report reveals any material deficiencies or makes any material objections, furnish to Client a report stating the nature of such deficiencies or such objections, and describing the steps taken or to be taken to remedy the same. Such audit report will be deemed Confidential Information of Coinbase.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Coinbase Prime Broker Agreement, including the Coinbase Custodial Services Agreement, and Coinbase Settlement and Transfer Agreement, to be duly executed and delivered as of the date below.

COINBASE, INC. For itself and as agent for the Coinbase Entities

By:	/s/ Lauren Abendschein
Name:	Lauren Abendschein
Title:	Senior Director
Date:	May 23, 2024

CLIENT: Grayscale Ethereum Trust (ETH)

By:	/s/ Hugh Ross
Name:	Hugh Ross
Title:	COO of Sponsor
Date:	May 22, 2024
Address:	290 Harbor Drive, 4th Floor
Stamford, CT 06902
E-Mail:	[***]

SPONSOR: Grayscale Investments, LLC

By:	/s/ Hugh Ross
Name:	Hugh Ross
Title:	COO of Sponsor
Date:	May 22, 2024
Address:	290 Harbor Drive, 4th Floor
Stamford, CT 06902
E-Mail:	[***]

EXHIBIT A

to the Coinbase Prime Broker Agreement

COINBASE CUSTODY CUSTODIAL SERVICES AGREEMENT

This Custody Agreement is entered into between Client and Coinbase Custody and forms a part of the Coinbase Prime Broker Agreement between the Client and the Coinbase Entities. Capitalized terms used in this Custody Agreement that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase Prime Broker Agreement.

1.
CUSTODIAL SERVICES.

Client hereby appoints Trust Company as its majority (“majority” meaning here at least [***] of Client’s total Digital Asset holdings are held with Trust Company, subject to the provisions set forth herein)1 provider of Custodial Services (the “Majority Obligation”). Trust Company shall establish Client’s “Custodial Account” as a segregated custody account controlled and secured by Trust Company to store certain supported digital currencies and utility tokens (“Digital Assets”), on Client’s behalf (the “Custodial Services”). Trust Company is a fiduciary under § 100 of the New York Banking Law and a qualified custodian for purposes of Rule 206(4)-2(d)(6) under the Investment Advisers Act of 1940, as amended, and is licensed to custody Client’s Digital Assets in trust on Client’s behalf. Digital Assets in Client’s Custodial Account are not treated as general assets of Trust Company. Rather, Trust Company serves as a fiduciary and custodian on Client’s behalf, and the Digital Assets in Client’s Custodial Account are considered fiduciary assets that remain Client’s property at all times. In addition, Coinbase Custody shall maintain: (i) any registrations, permits, licenses, approvals and consents issued by any governmental or quasi-governmental authority or regulatory organization necessary for it to carry out any of its obligations hereunder; and (ii) any adequate capital and reserves to the extent required by applicable law and shall not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate or otherwise encumber any Digital Assets in the Custodial Account.

The Parties agree that if at any time the Client does not meet the Majority Obligation then the Parties will have a period of ninety (90) days to discuss this Section 1, and if applicable negotiate an amendment. If after ninety (90) days (i) the Parties have not reached an agreement, and (ii) the Majority Obligation is not met by Client then the other provisions of this Coinbase Prime Broker Agreement will apply (including Sections 22 and 23 the of General Terms).

2.
CUSTODIAL ACCOUNT.

2.1.
In General. The Custodial Services: (i) allow holding the Vault Balance in Client’s Custodial Account and transfer Digital Assets among the Vault Balance and the Settlement Balance (as defined in Exhibit B, STA); (ii) allow supported Digital Assets to be deposited from a public blockchain address to Client’s Custodial Account; and (iii) allow Client to withdraw supported Digital Assets from Client’s Custodial Account to a public blockchain address Client controls pursuant to instructions Client provides through the Trust Company Site (each such transaction is a “Custody Transaction”). Client shall only withdraw or deposit Digital Assets to public blockchain addresses or to Client’s Settlement Balance. The Digital Assets stored in Client’s Custodial Account are not commingled with Digital Assets that Trust Company custodies for its other clients or Digital Assets of Trust Company and are custodied pursuant to the terms of this Custody Agreement and any addenda thereto. Trust Company reserves the right to refuse to process or to cancel any pending Custody Transaction as required by law or in response to a subpoena, court order, or other binding government order or to enforce transaction, threshold, and condition limits, in each case as communicated to Client as soon as reasonably practicable where Trust Company is permitted to do so, or if Trust Company reasonably believes that the Custody Transaction may violate or facilitate the violation of an applicable law, regulation or applicable rule of a governmental authority or self-regulatory organization. Trust Company cannot reverse a Custody Transaction which has been broadcast to a Digital Asset network.

1 To the extent Client transfers a portion of its Digital Assets to another custodian, Client hereby agrees to represent in all public-facing documentation in which Trust Company is referenced, that Trust Company is Client’s primary digital asset custodian.

2.2.
Digital Asset Deposits and Withdrawals. Trust Company processes supported Digital Asset deposits and withdrawals according to the Instructions received from Authorized Representatives, and Trust Company does not guarantee the identity of any Authorized Representative. Client should verify all transaction information prior to submitting Instructions to Trust Company. Client should manage and keep secure any and all information or devices associated with deposit and withdrawal verification procedures, including YubiKeys and passphrases or other security or confirmation information. Trust Company reserves the right to charge network fees (miner fees) to process a Digital Asset transaction on Client’s behalf. Trust Company will calculate the network fee, if any, in its discretion, although Trust Company will always notify Client of the network fee at or before the time Client authorizes the transaction. Trust Company reserves the right to delay any Custody Transaction if it perceives a risk of fraud or illegal activity.

2.3.
Processing of Custody Transactions; Availability of Custodial Account and Custodial Services.
a.
Withdrawals.
i.
Absent a Force Majeure Event as defined in Section 28 (Force Majeure) of the Coinbase Prime Broker Agreement, from the time Trust Company has verified the authorization of a complete set of Instructions to withdraw Digital Assets from Client’s Custodial Account, Trust Company will have [***] hours, unless the Parties otherwise agree in writing to an alternate time frame, to process and complete such Instruction to withdraw Digital Assets from Client’s Custodial Account and send those Digital Assets to the applicable Digital Asset network or to Client’s Settlement Balance (“Transfer Time”), provided however; that in each case in the event that Trust Company is unable to process a withdrawal within the Transfer Time, the Trust Company shall have an additional [***] hours following the expiration of the Transfer Time to complete the withdrawal request (“Cure Period”); and
ii.
Notwithstanding the foregoing, in the event of a Force Majeure Event as defined in Section 28 (Force Majeure) of the Coinbase Prime Broker Agreement and for so long as the Force Majeure Event is continuing, the timing requirements of Section 2.3(A)(i) shall not apply. Once the Force Majeure Event ceases to exist as determined by Trust Company in its good faith and reasonable discretion, then Trust Company shall process and complete such verified Instruction to withdraw in [***] hours, unless the Parties otherwise agree in writing to an alternate time frame, which in each case remains subject to the Cure Period provisions as described above.
iii.
Deposits. Trust Company will ensure that Client-initiated Instructions to deposit are processed in a timely manner; however, Trust Company makes no representations or warranties regarding the amount of time needed to complete processing, which is dependent upon many factors outside of Trust Company’s control.

Trust Company makes no other representations or warranties with respect to the availability and/or accessibility of the Digital Assets or the availability and/or accessibility of the Custodial Account or Custodial Services.

2.4.
Safekeeping of Digital Assets. Trust Company shall use commercially reasonable efforts to keep in safe custody on behalf of Client all Digital Assets received by Trust Company. All Digital Assets credited to the Custodial Account shall:
(i)
be held in the Custodial Account at all times, and the Custodial Account shall be controlled by Trust Company;
(ii)
be labeled or otherwise appropriately identified as being held for Client;
(iii)
be held in the Custodial Account on a non-fungible basis;
(iv)
not be commingled with other Digital Assets held by Trust Company, whether held for Trust Company’s own account or the account of other clients other than Client;

(v)
not without the prior written consent of Client be deposited or held with any third-party depositary, custodian, clearance system or wallet;
(vi)
for any Custodial Accounts maintained by Trust Company on behalf of Client, Trust Company will use commercially reasonable efforts to keep the private key or keys secure, and will not disclose such keys to Client or to any other individual or entity except to the extent that any keys are disclosed consistent with a standard of commercially reasonable effort and as part of a multiple signature solution that would not result in the Grayscale Investment Product or Sponsor “storing, holding, or maintaining custody or control of” the Digital Assets “on behalf of others” within the meaning of the New York BitLicense Rule (23 NYCRR Part 200) as in effect as of June 24, 2015 such that it would require the Grayscale Investment Product or Sponsor to become licensed under such law.

2.5.
Supported Digital Asset. The Custodial Services are available only in connection with those Digital Assets that Trust Company, in its sole discretion, decides to support. The Digital Assets that Trust Company supports may change from time to time. Prior to initiating a deposit of Digital Asset to Trust Company, Client must confirm that Trust Company offers Custodial Services for that specific Digital Asset. By initiating a deposit of Digital Asset to a Custodial Account, Client attests that Client has confirmed that the Digital Asset being transferred is a supported Digital Asset offered by Trust Company. Under no circumstances should Client attempt to use the Custodial Services to deposit or store Digital Assets in any forms that are not supported by Trust Company. Depositing or attempting to deposit Digital Assets that are not supported by Trust Company will result in such Digital Asset being unretrievable by Client and Trust Company. Trust Company assumes no obligation or liability whatsoever regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Custodial Services for Digital Assets that Trust Company does not support. To confirm which Digital Assets are supported by Trust Company, Client should login at https://custody.coinbase.com and carefully review the list of supported Digital Assets. Trust Company recommends that Client deposit a small amount of supported Digital Asset as a test prior to initiating a deposit of a significant amount of supported Digital Asset. Trust Company may from time to time determine types of Digital Asset that will be supported or cease to be supported by the Custodial Services. Trust Company shall provide Client with thirty (30) days’ written notice before ceasing to support a Digital Asset, unless Trust Company is required to cease such support by court order, statute, law, rule (including a self-regulatory organization rule), regulation, code, or other similar requirement, in which case written notice shall be provided as soon as reasonably practicable.

2.6.
Use of the Custodial Services. Client acknowledges and agrees that Trust Company may monitor use of the Custodial Account and the Custodial Services and the resulting information may only be utilized, reviewed, retained and or disclosed by Trust Company as is necessary for its internal purposes or in accordance with the rules of any applicable legal, regulatory or self-regulatory organization or as otherwise may be required to comply with relevant law, sanctions programs, legal process or government request.

2.7.
Independent Verification. If Client is subject to Rule 206(4)-2 under the Investment Advisers Act of 1940, Trust Company shall, upon written request, provide Client authorized independent public accountant confirmation of or access to information sufficient to confirm (i) Client’s Digital Assets as of the date of an examination conducted pursuant to Rule 206(4)-2(a)(4), and (ii) Client’s Digital Assets are held either in a separate account under Client’s name or in accounts under Client’s name as agent or trustee for Client’s clients.

2.8.
Third-Party Payments. The Custodial Services are not intended to facilitate third-party payments of any kind. As such, Trust Company has no control over, or liability for, the delivery, quality, safety, legality or any other aspect of any goods or services that Client may purchase or sell to or from a third party

(including other users of Custodial Services) involving Digital Assets that Client intends to store, or have stored, in Client’s Custodial Account.

2.9.
Termination, and Cancellation. If Trust Company closes Client’s Custodial Account or terminates Client’s use of the Custodial Services, Client will be permitted to withdraw Digital Assets associated with Client’s Custodial Account for a period of up to ninety (90) days following the date of deactivation or cancellation to the extent not prohibited: (i) under applicable law, including applicable sanctions programs; or (ii) by a facially valid subpoena, court order, or binding order of a government authority.

2.10.
Location of Digital Assets. The Location of the Digital Assets shall be the United States. Trust Company shall acquire written approval of Client prior to changing the Location of the Digital Assets outside of the United States, except in the event of a security or disaster recovery event necessitating immediate remediation, in which case Trust Company will provide notice to Client as soon as reasonably practicable. “Location” means, with respect to any Digital Assets, the jurisdiction in which Trust Company deems such Digital Assets to be present.

2.11.
Third-Party or Non-Permissioned Use. Except for fund administrators, Client shall not grant permission to a third party or non-permissioned user to access or connect to Client’s Custodial Account, either through the third party’s product or service or through the Trust Company Site. Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Custody Agreement and may violate the terms of this Custody Agreement. Client is fully responsible for all acts or omissions of any third party or non-permissioned user with access to Client’s Custodial Account, other than Trust Company. Further, Client acknowledges and agrees that Client will not hold Trust Company responsible for, and will indemnify Trust Company from, any liability arising out of or related to any act or omission of any third party or non-permissioned user with access to Client’s Custodial Account, except to the extent of Trust Company’s fraud, negligence, or willful misconduct. Client must notify Trust Company immediately after becoming aware of a third party or non-permissioned user accessing or connecting to Client’s Custodial Account by contacting Client’s Custodial Account representative or by emailing [***] from the email address associated with Client’s Custodial Account.

2.12.
Relationship of the Parties. Nothing in this Custody Agreement shall be deemed or is intended to be deemed, nor shall it cause, Client and Trust Company to be treated as partners, joint ventures, or otherwise as joint associates for profit, or either Client or Trust Company to be treated as the agent of the other.

3.
TRUST COMPANY OBLIGATIONS.

3.1.
Bookkeeping. Trust Company will keep timely and accurate records as to the deposit, disbursement, investment, and reinvestment of the Digital Assets. Trust Company will maintain accurate records and bookkeeping of the Custodial Services as required by applicable law and in accordance with Trust Company’s internal document retention policies, but in no event for less than seven years.

3.2.
Insurance. Trust Company will obtain and maintain, at its sole expense, insurance coverage in such types and amounts as are commercially reasonable for the Custodial Services provided hereunder.

4.
COINBASE REPRESENTATIONS

(i)
Trust Company will safekeep the Digital Assets and segregate all Digital Assets from both the (a) property of Trust Company, and (b) assets of other customers of Trust Company;
(ii)
Trust Company is a custodian of the Digital Assets stored by Client in the Custodial Account, has no right, interest, or title in such Digital Assets, and will not reflect such Digital Assets as an asset on the balance sheet of the Trust Company;
(iii)
Trust Company will not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Digital Assets;
(iv)
Except as directed by Client, Trust Company does not engage in any fractional reserve banking in connection with Client’s Custodial Account, and, as such, none of the Digital Assets in Client’s Custodial Account will be used by Trust Company in connection with any loan, hypothecation, lien (including, but not limited to, any mortgage, deed of trust, pledge, charge, security interest, attachment, encumbrance or other adverse claim of any kind in respect of such Digital Assets) or claim of (or by) Trust Company or otherwise transferred or pledged to any third party, without the written agreement of Client; and
(v)
Trust Company will maintain adequate capital and reserves to the extent required by applicable law.

5.
ADDITIONAL MATTERS

In addition to any additional service providers that may be described in an addendum or attachment hereto, Client acknowledges and agrees that the Custodial Services may be provided from time to time by, through or with the assistance of affiliates of or vendors to Trust Company. Client shall receive notice of any material change in the entities that provide the Custodial Services.

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EXHIBIT B

to the Coinbase Prime Broker Agreement

COINBASE SETTLEMENT AND TRANSFER AGREEMENT

Client should carefully consider holding Digital Assets is suitable for its purpose, including in relation to Client’s knowledge of Digital Assets and Digital Asset markets and Client’s financial condition. All investments involve risk, and the past performance of a financial product does not guarantee future results or returns.

This Settlement and Transfer Agreement (“STA”) sets forth the terms and conditions for clients to transfer Digital Assets through the execution infrastructure of the Prime Broker Services platform (“Prime Platform” or “Settlement Platform”) and forms a part of the Coinbase Prime Broker Agreement between Client and the Coinbase Entities. Pursuant to this STA, Coinbase shall open a Settlement Account for the Client on the Prime Platform consisting of linked accounts at Coinbase and Coinbase Custody, each accessible via the Prime Platform (“Settlement Account”). This Settlement Account is on the Prime Platform however Client acknowledges and agrees that the Settlement Account will not be used for trading. Capitalized terms used in this STA that are not defined herein shall have the meanings assigned to them in the other parts of the Coinbase Prime Broker Agreement.

1.
Client Settlement Balance and Vault Balance
1.1.
For purposes of this STA, Client’s Digital Assets are referred to as “Client Digital Assets,” Client’s cash is referred to as “Client Cash,” and Client Digital Assets and Client Cash are together referred to as “Client Assets.”
1.2.
The Coinbase Settlement Account provides access to two types of accounts with balances relating to Client Assets: (1) the “Settlement Balance” (as described below in Section 1.3); and (2) the “Vault Balance” (as described below in Section 1.5). The Settlement Account provides a record of both the Settlement Balance and the Vault Balance. Client determines the allocation of its Client Digital Assets between the Settlement Balance and the Vault Balance. Maintenance of the Vault Balance shall be subject to the terms of the Custody Agreement. For the avoidance of doubt the Settlement Balance is separate from the Vault Balance and any other Digital Assets Client maintains directly with Coinbase Custody.
1.3.
Coinbase holds Digital Assets credited to the Settlement Balance in one of three ways: (i) in omnibus hot wallets (each, an “Omnibus Hot Wallet”); (ii) in omnibus cold wallets (each, an “Omnibus Cold Wallet”); or (iii) in Coinbase’s accounts with one of the trading venues to which the Prime Platform has established connections (“Coinbase Connected Trading Venue Digital Asset Balance”). Client agrees that Coinbase has sole discretion in determining the allocation of Digital Assets credited to the Settlement Balance. Digital Assets credited to the Settlement Balance are held on an omnibus basis and because of the nature of certain Digital Assets, Client does not have an identifiable claim to any particular Digital Asset. Instead, Client’s Settlement Balance represents an entitlement to a pro rata share of the Digital Assets Coinbase has allocated to the Omnibus Hot Wallets, Omnibus Cold Wallets and Coinbase Connected Trading Venue Digital Asset Balance. Coinbase relies on the trading venues to which the Coinbase has established connections (“Connected Trading Venues”) for the Coinbase Connected Trading Venue Digital Asset Balance, and Client has no contractual relationship with the Connected Trading Venues with respect to Digital Assets credited to the Settlement Balance.
1.4.
Client may maintain Client Cash in the Settlement Balance. Coinbase holds Client Cash credited to the Settlement Balance in one of three ways: (i) in one or more omnibus accounts in Coinbase’s name for the benefit of customers at one or more U.S. insured depository institutions (each, an “FBO account”); (ii) with respect to USD, liquid investments, which may include but are not limited to U.S. treasuries and money market funds, in accordance with state money transmitter laws; and (iii) in Coinbase’s omnibus accounts at Connected Trading Venues. Coinbase will title the FBO accounts it maintains with U.S. depository institutions and maintain records of Client’s interest in a manner designed to enable receipt of Federal Deposit Insurance Corporation (“FDIC”) deposit insurance, where applicable and up to the deposit insurance limits applicable under FDIC regulations and guidance, on Client Cash for the Client’s benefit on a pass-through basis. Coinbase does not guarantee that pass-through FDIC deposit insurance will apply to Client Cash, since such insurance is dependent in part on compliance of the depository institutions. FDIC insurance applies to cash deposits at banks and other insured depository institutions in the event of a failure of that institution, and does not apply to any Coinbase Entity or to any Digital Asset held by a Coinbase Entity on Client’s behalf.
1.5.
At Client’s election, all or a portion of Client Digital Assets may also be allocated to the Vault Balance which is held in a Custodial Account in Client’s name at Coinbase Custody pursuant to the Custody Agreement. A transfer of Digital Assets in the Vault Balance to Client’s Settlement Balance will be subject to Coinbase Custody’s standard cold storage withdrawal procedures. Client hereby appoints Coinbase as Client’s agent for purposes of instructing Coinbase Custody to transfer Client Digital Assets between Client’s Vault Balance and Client’s Settlement Balance. Client agrees that an Instruction to Coinbase to settle Client Digital Assets to or from Client’s Vault Balance constitutes authorization to Coinbase to transfer Client Digital Assets to or from Client’s Vault Balance as necessary or appropriate to consummate such settlement.
1.6.
In all circumstances and consistent with laws and regulations applicable to Coinbase, Coinbase will keep an internal ledger that specifies the Client Assets credited to Client’s Settlement Balance and enables Coinbase and its auditors and regulators to identify Client and the Client Assets.
1.7.
Coinbase treats all Client Assets as custodial assets held for the benefit of Client. No Client Assets credited to the Settlement Balance shall be considered to be the property of, or loaned to, Coinbase, except as provided in any loan agreement between Client and any Coinbase Entity. Neither Coinbase nor any Coinbase Entity will sell, transfer, loan, rehypothecate or otherwise alienate Client’s Assets credited to Client’s Settlement Balance unless instructed by Client pursuant to an agreement between Client and a Coinbase Entity.

2.
Role of Coinbase Custody
2.1.
Coinbase may at its sole discretion maintain portions of the Omnibus Hot Wallet and the Omnibus Cold Wallet in one or more custodial FBO accounts with its affiliate, Coinbase Custody. In such circumstances, although the Omnibus Hot Wallet and the Omnibus Cold Wallet are held in Coinbase’s FBO accounts with Coinbase Custody, Client’s legal relationship for purposes of Digital Assets held in the Omnibus Hot Wallet and the Omnibus Cold Wallet will not be, directly or indirectly, with Coinbase Custody and the terms, conditions and agreements relating to those wallets are to be governed by this STA.
2.2.
Client Digital Assets held in the Vault Balance are maintained directly between Client and Coinbase Custody in Client’s name and are subject to the terms of the Client’s Custody Agreement.

3.
Cash and Digital Asset Deposits and Withdrawals
3.1.
To deposit Client Cash, Client must initiate a transfer from a linked bank account, a wire transfer, a SWIFT transfer, or other form of electronic payment approved by Coinbase from time to time to Coinbase’s bank account, the instructions for which are available on the Coinbase Prime Broker Site. Coinbase will credit the Settlement Balance with Client Cash once the associated cash is delivered to Coinbase.
3.2.
To withdraw Client Cash, Client may also initiate a withdrawal of Client Cash from the Settlement Balance at any time using the withdrawal function on the Prime Platform.
3.3.
To deposit Client Digital Assets, Clients may transfer Client Digital Assets directly to the Omnibus Hot Wallet or Omnibus Cold Wallet, the instructions for which are available on the Coinbase Prime Broker Site. When Client transfers Digital Assets to Coinbase or Coinbase Custody, it delivers custody and control of the Digital Assets to Coinbase or Coinbase Custody, as applicable. Client represents and warrants that any Digital Asset so transferred shall be free and clear of all liens, claims and encumbrances.

3.4.
To withdraw Client Digital Assets, Client must provide applicable Instructions via the Coinbase Prime Broker Site (“Withdrawal Transfer”). Once Client has initiated a Withdrawal Transfer, the associated Client Digital Assets will be in a pending state and will not be included in the Client’s Settlement Balance or Vault Balance. Client acknowledges that Coinbase may not be able to reverse a Withdrawal Transfer once initiated. Client may request a withdrawal of Client Digital Assets at any time, subject to any applicable account restrictions and the terms herein. Withdrawal Transfers will be processed in the order they are received subject to any system limitations or network issues including delays on the blockchain.
3.5.
Client must verify all transaction information prior to submitting withdrawal Instructions to Coinbase, as Coinbase cannot and does not guarantee the identity of the wallet owner or bank account to which Client is sending Client Digital Assets or Client Cash, as applicable. Coinbase shall have no liability, obligation, or responsibility whatsoever for Client Cash or Client Digital Asset transfers sent to or received from an incorrect party or sent or received via inaccurate Instructions.

4.
Unclaimed Property

If Coinbase is holding Client Assets in the Settlement Balance, has no record of Client’s use of the Prime Services for an extended period, and is otherwise unable to contact Client, Coinbase may be required under applicable laws, rules or regulations to report these assets as unclaimed property and to deliver such unclaimed property to the applicable authority. Coinbase may deduct a dormancy fee or other administrative charge from such unclaimed funds, as permitted by applicable laws, rules or regulations.

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